Exhibit 99.1

On April 22, 2009, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $623 million, today announced for the three month period ended March 31, 2009 operating results and that the Board of Directors declared a dividend of $0.15 per share to shareholders of record on May 29, 2009, payable on June 15, 2009.

For the quarter ended March 31, 2009, the Corporation reported net income of $1,432,000, or $0.42 basic earnings per share.  This compares to first quarter 2008 net income of $945,000, or $0.27 basic earnings per share.  Compared with the same period in 2008, first quarter 2009 net income increased $487,000 or 51.5%.  The $487,000 increase for the quarter was primarily the result of a $426,000 increase in non-interest income, a decrease of $807,000 in interest expense, and a decrease of $58,000 in non-interest expenses offset by a decrease of $266,000 in interest income, an increase of $325,000 in the provision for loan losses and an increase in the provision for income taxes of $213,000.

For the quarter ended March 31, 2009, non-interest income was $983,000, compared to $557,000 for the first quarter of 2008, a $426,000 (76.4%) increase. The most significant factor contributing to the increase in non-interest income was gains on sale of loans which increased $324,000 during the quarter to $417,000 due to a substantial increase in loan sales activity ($20.8 million for the first quarter of 2009 compared to $2.5 million for the first quarter of 2008).  The significant increase in loan sales activity for the first quarter of 2009 as compared to 2008 is attributable to the significant decline in mortgage interest rates during the fourth quarter of 2008 and first quarter of 2009.  The decrease in the fair value of mortgage servicing rights of $56,000 for the first quarter of 2009 was also $195,000 less than the $251,000 decline in fair value of mortgage servicing rights experienced during the first quarter of 2008.

For the quarter ended March 31, 2009, non-interest expenses were $3,575,000, compared to $3,633,000 for the first quarter of 2008, a $58,000 (1.6%) decrease.  Non-interest expenses for the quarter ended March 31, 2009, included a $25,000 write down on other real estate owned compared to a $104,000 write down for the quarter ended March 31, 2008.

Total assets amounted to $623.0 million at March 31, 2009 compared to $616.0 million at December 31, 2008, an increase of $7.0 million, or 1.1%.  The increase in assets was the result of an increase in total cash and cash equivalents of $4.4 million (17.0%) and an increase of $2.6 million (0.6%) in gross loans. Deposits during this same period increased $6.1 million (1.3%) and other borrowings (consisting of Federal Home Loan Bank borrowings, securities sold under agreements to repurchase, customer repurchase agreements, and junior subordinated deferrable debentures) decreased $2.4 million (2.8%).

Shareholders’ equity increased from $50.7 million at December 31, 2008 to $52.9 million at March 31, 2009.  This increase was the result of net income ($1,432,000), the issuance of 1,116 treasury shares ($16,000) under the Corporation’s Employee Stock Purchase Plan and a $1,300,000 increase in unrealized securities gains, net of tax, offset by the payment of dividends ($516,000).  The increase in unrealized securities gains from January 1, 2009 to March 31, 2009 was the result of customary and expected changes in the bond market.  Unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheet.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2008 Form 10-K.